Exhibit 99.1

AIM ImmunoTech Enters into Agreement for Proposed Intranasal Safety Study of Ampligen

AIM is Working to Develop an Effective COVID-19 Intranasal Therapy

Ocala, Fla. — January 29, 2021 — AIM ImmunoTech Inc. (NYSE American: AIM) today announced that it has entered into a sponsorship agreement with the Centre for Human Drug Research (CHDR) for the proposed AMP-COV-100 (CHDR2049) clinical study on the safety of AIM’s drug Ampligen as an intranasal therapy, a critical step in the company’s ongoing efforts to develop Ampligen as a COVID-19 treatment.

CHDR, an independent institute located in Leiden in the Netherlands, will conduct and manage the proposed clinical study, titled “A Phase I, Randomized, Double-Blind, Placebo-Controlled Study to Evaluate the Safety and Activity of Repeated Intranasal Administration of Ampligen (Poly I:Poly C12U) in Healthy Subjects.”

Current study plans call for the enrollment of eight healthy subjects in each of four Ampligen treatment groups and one placebo group, for a total of 40 healthy subjects. They will receive intranasal dosing every other day for 13 days, for a total of seven doses each.

AIM is funding the clinical study. The company is working to finalize the study protocol and will announce new information as it becomes available.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company cannot assure that the CHDR study will be successful or yield favorable data and trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. Significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 as an intranasal therapy or otherwise, and no assurance can be given that this will be the case. There is the potential for delays in clinical trial enrollment and reporting because of the COVID-19 medical emergency. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com